Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Rodney Carter, Senior Vice President
and Chief Financial Officer (858) 202-7848

PETCO Reports First Quarter Fiscal 2004 Results

•	Net Earnings Increase 42% to $0.27 Per Diluted Share

•	Comparable Store Sales Increase 6.3%

•	Raising 2004 Earnings Outlook to $1.43 to $1.44 per Diluted Share

SAN DIEGO—May 19, 2004—PETCO Animal Supplies, Inc. (Nasdaq: PETC) today reported financial results for the first quarter ended May 1, 2004. The Company also provided its guidance for the second quarter and full fiscal year 2004.

First Quarter Results

Net sales in the first quarter of 2004 were $425.9 million with a comparable store net sales increase of 6.3%. The comparable store net sales increase in the period comes on top of a 4.6% increase in the prior year’s first quarter. Overall, net sales increased 13.7% over the first quarter of fiscal 2003.

Net earnings for the first quarter increased 42% to $15.8 million, or $0.27 per diluted share, compared with net earnings of $11.1 million, or $0.19 per diluted share, in the prior-year first quarter.

“The 6.3% comparable store net sales increase we achieved in the first quarter again highlights the consistency and resiliency of our business and continues our strong comparable store sales growth trend, now more than a decade long,” commented PETCO’s Chairman, Brian K. Devine.

“Our strongest comp sales in six quarters drove a 42% increase in quarterly net earnings to $0.27 per diluted share,” commented PETCO’s Chief Executive Officer, James M. Myers. “We will continue to execute our industry leading growth strategies in order to provide our customers and shareholders with exceptional performance.”

Rising Gross Profit and Operating Margins

Gross profit margin improved 250 basis points to 34.3% in the first quarter of 2004 compared to 31.8% for the first quarter of 2003. Continued change in mix from lower margin pet food sales to higher margin categories, such as pet accessories, supplies, and services, net of store closing costs, produced a 50 basis point improvement in gross profit margin. In addition, this gross profit margin performance includes the effects of the adoption of EITF 02-16, which resulted in a 200 basis point increase, as described below.

Operating income for the first quarter increased 25% to $30.9 million, compared with $24.7 million in the prior-year first quarter. Operating income as a percentage of sales increased 70 basis points to 7.3% in the first quarter of 2004 compared to 6.6% in the first quarter of 2003.

“PETCO’s strong operating margins reflect our successful execution of our long-term growth strategies and further enable us to reinvest in our business and implement such initiatives as our remodel program and the opportunistic acquisition of selected locations,” commented Rodney Carter, Senior Vice President and Chief Financial Officer. “During the first quarter, we were active on both of these fronts, and we believe they will generate competitive advantages that will enhance shareholder value well into the future.”

Adoption of Emerging Issues Task Force Consensuses No. 02-16 and 03-10

Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16) addresses the accounting for consideration received from suppliers. As required by the transition provisions, the Company adopted EITF 02-16 in the first quarter of 2003, for supplier arrangements entered into or modified subsequent to December 31, 2002. This results in the initial deferral of vendor support as a reduction of inventory which is realized into cost of sales as the related inventory is sold. Because the Company follows a practice of continually negotiating new arrangements with suppliers, the effects of this accounting change were phased in over the course of fiscal year 2003. As of the beginning of fiscal year 2004, substantially all supplier arrangements are now accounted for under the new rules. The phased in effect of the adoption of the standard in 2003 affects year over year financial comparisons to a progressively lesser degree each quarter over the course of 2004. The effect of the adoption of EITF 02-16 resulted in a 200 basis point increase in gross margin and 160 basis point increase in selling, general and administrative expenses in the first quarter of 2004.

During the first quarter of 2004, the Company adopted EITF 03-10, a follow-on to EITF 02-16. This change results in certain vendors’ sales incentives being reflected as a reduction of both net sales and cost of sales and occupancy costs and has no effect on the Company’s earnings or balance sheet. Prior year financial statements have been reclassified to comply with these new rules. As a result, net sales and cost of sales and occupancy costs have been reduced by an aggregate of $10.8 million in the first quarter of 2004, and an aggregate of $10.1 million has been similarly reclassified in last year’s first quarter.

Store Expansion Program

PETCO opened 19 new stores during the first quarter of fiscal 2004. The addition of 15 new stores during the period, net of relocations and closings, increased the store base to 669 locations. PETCO will continue to advance its national brand presence in 2004 by opening approximately 90 new stores, or 70 new stores net of relocations and closings, with approximately 20 - 25 planned for the second quarter.

In anticipation of the increased number of new store openings for 2004, the Company reduced the number of remodels by the same number of sites, and reallocated the appropriate internal resources to ensure the effective, timely opening of these great new locations.

In the first quarter of 2004, PETCO completed 9 remodels of existing stores and now has 228 stores in this latest store format. In fiscal 2004, the Company plans to continue with this strategic initiative by remodeling up to an additional 41 existing stores.

Outlook for the Second Quarter and Full Fiscal Year 2004

For fiscal 2004, the Company currently expects a comparable store net sales increase of approximately 5% - 6%. Including additional expansion costs associated with its planned store openings and remodels, the Company currently expects diluted earnings per share in the range of $1.43 - $1.44 for the full fiscal year 2004, up from previous guidance, representing an increase of more than 20% over the prior year.

The Company currently expects a comparable store net sales increase of approximately 5% - 6% in the second quarter of fiscal 2004. This increase in comparable store net sales would come on top of the 6.1% increase achieved in the second quarter of fiscal 2003. The second and third quarters of 2004 represent key reinvestment periods reflecting the additional occupancy costs and pre-opening expenses related to the previously announced acquisitions of former Zany Brainy and Kids ‘R Us new store locations. Accordingly, the Company currently expects second quarter earnings per diluted share in the range of $0.28 - $0.29.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well-being for companion animals, and to support the human-animal bond. PETCO generated net sales of $1.6 billion in fiscal 2003. It operates 669 stores in 44 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $17 million in support of more than 2,000 non-profit grassroots animal welfare organizations around the nation.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Quarter Ended May 1, 2004	Quarter Ended May 3, 2003
Net sales	$425,877	$374,652
Cost of sales and occupancy costs	279,872	255,593

Gross profit	146,005	119,059

Selling, general and administrative expenses	115,077	94,320

Operating income	30,928	24,739

Interest expense, net	4,929	6,577

Earnings before income taxes	25,999	18,162

Income taxes	10,242	7,083

Net earnings	$15,757	$11,079

Net earnings per common share, basic	$0.27	$0.19
Net earnings per common share, diluted	$0.27	$0.19

Basic weighted average number of common shares	57,471	57,377
Diluted weighted average number of common shares	58,450	57,983

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 1, 2004	January 31, 2004
	(Unaudited)
ASSETS

Cash and cash equivalents	$65,141	$62,201
Receivables	14,264	12,514
Inventories	149,133	139,513
Deferred tax assets	13,006	12,047
Other current assets	12,728	12,907

Total current assets	254,272	239,182

Fixed assets, net	257,315	256,347
Goodwill	40,237	40,289
Other assets	18,862	16,044

	$570,686	$551,862

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$58,399	$63,773
Accrued expenses and other liabilities	128,961	124,483
Current portion of long-term debt	1,925	1,920

Total current liabilities	189,285	190,176

Long-term debt, excluding current portion	139,015	139,370
Senior subordinated notes payable	120,000	120,000
Deferred rent and other liabilities	53,212	49,183

Total liabilities	501,512	498,729

Stockholders’ equity	69,174	53,133

	$570,686	$551,862

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